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                                                                    EXHIBIT 10.7


                        THIRD AMENDMENT TO ALLERGAN, INC.
                      EXECUTIVE DEFERRED COMPENSATION PLAN

The ALLERGAN, INC. EXECUTIVE DEFERRED COMPENSATION PLAN (the "Plan") is hereby amended to read as follows:

1. Section 2.17 of the Plan is amended in its entirety as follows:

                  2.17 Eligible Employees. "Eligible Employee" means an employee of the Company who is a U.S. local or U.S. based expatriate that is either exempt grade 9E and above or is employed in another executive or management position as approved by the Committee. An employee shall be treated as an Eligible Employee only upon selection and notification in writing of such status by the Committee and only if (a) he or she is not classified or paid as an independent contractor (regardless of his or her classification for federal tax or other legal purposes) by the Company and (b) he or she does not perform services for the Company pursuant to an agreement between the Company and any other person including a leasing organization. An employee shall cease to be an Eligible Employee if he or she is reclassified below exempt grade 9E or as an independent contractor or a leased employee by the Company, except that, upon reclassification below exempt grade 9E, any Deferral Election which has been made (and deferrals having commenced) may be completed.

2. The effective date of this Third Amendment shall be January 1, 1999.

         IN WITNESS WHEREOF, Allergan, Inc. hereby executes this Third Amendment on the 26th day of August, 1999.

ALLERGAN, INC.


By: /s/ Francis R. Tunney, Jr.
    -----------------------------------------
    Francis R. Tunney, Jr.,
    Corporate Vice President--Administration,
    General Counsel and Secretary